Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated August 30, 2023, with respect to the Statement of Revenues and Direct Operating Expenses of the Oil and Natural Gas Assets of SN EF Maverick, LLC ("SN Maverick") and Mesquite Comanche Holdings, LLC (“MCOM”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Houston, Texas
June 21, 2024